Exhibit 99.1

Company Contacts:	Investor Relations Agency:
Bruce R. Wright	The BlueShirt Group
Laura Rebouché	Suzanne Craig 415-217-4962
Vice President of Investor Relations	Suzanne@blueshirtgroup.com

Phone:	408/321-8835	or
Fax:	408/577-3379	Melanie Friedman 415-217-4964
Email:	lrebouche@ultratech.com	melanie@blueshirtgroup.com

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ULTRATECH ACQUIRES PATENTS FROM IBM

FOR SEMICONDUCTOR BUMPING AND PACKAGING

SAN JOSE, CA—June 28, 2012—Ultratech, Inc. (Nasdaq: UTEK), a leading supplier of lithography and laser-processing systems used to manufacture semiconductor devices, today announced that it has acquired the rights to a collection of patents from IBM—these include fundamental patents in packaging such as C4 bumping, Ball Grid Arrays, lead-free solders and 3D packaging. Representing both U.S. and foreign patents, the portfolio includes claims directed at methods of making, at compositions and at structures of semiconductor devices. This acquisition strengthens and broadens Ultratech’s offerings to facilitate advanced packaging at the lower device nodes.

“Ultratech has periodically purchased patents that it views are key to our business,” noted Ultratech Chairman and CEO Arthur W. Zafiropoulo. “The acquisition of these patents from IBM is the continuation of that strategy to ensure that our customers receive the highest technology content in their products. This acquisition reinforces our commitment to remain at the forefront of providing equipment with leading-edge technology and low cost-of-ownership advantages for our global customer base.”

About Ultratech: Ultratech, Inc. (Nasdaq: UTEK) designs, manufactures and markets photolithography and laser processing equipment. Founded in 1979, the company’s market-leading advanced lithography products deliver high throughput and production yields at a low, overall cost of ownership for bump packaging of integrated circuits and high-brightness LEDs (HB-LEDs). A pioneer of laser processing, Ultratech developed laser spike anneal technology, which increases device yield, improves transistor performance and enables the progression of Moore’s Law for 32-nm and below production of state-of-the-art consumer electronics. Visit Ultratech online at: www.ultratech.com.

About IBM: For more information on IBM, please visit:www.ibm.com

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